LODGE ENERGY, L.P.

December 14, 2006

UNBRIDLED ENERGY CORPORATION

c/o 2415 Bellwood Drive

Pittsburgh, Pennsylvania 15237

Attention: Mr. Joe Frantz, President & CEO

Re: Madison Project – Scioto and Pike Counties, Ohio

Gentlemen:

This Letter Agreement will set out the initial terms of our agreement covering the Madison Project in Ohio between Lodge Energy, LP, hereinafter referred to as "Lodge" and Unbridled Energy Corporation, hereinafter referred to as "Unbridled".

Lodge has acquired good and valid leases on approximately 15,000 acres to date within the Madison Project Area (which leases it is legally entitled to convey to Unbridled free and clear of liens, charges and encumbrances); such leases are located in the Scioto and Pike Counties, Ohio. These counties, Scioto and Pike, are herein referred to in this Letter Agreement as the "AMI"; a copy of the maps showing said leases (referred to herein as the "Leases") is attached to this Letter Agreement and labeled Exhibit "A".

[NTD: Exhibit "A" remains to be appended to this letter agreement.]

In consideration of Unbridled paying Lodge U.S.$40,000 (the "Option Payment"), which payment is due and payable by Unbridled upon Unbridled's execution and delivery of this Letter Agreement, Lodge will grant to Unbridled a 45-day exclusive and irrevocable option to purchase the Leases on the basis outlined below (the "Option"). Regardless of whether Unbridled exercises the Option, U.S.$40,000 of the Option Payment will be non-refundable and will be retained by Lodge, provided that, if Unbridled is induced to exercise the Option in reliance on a misrepresentation by Lodge respecting the Lands, then Lodge will, without limiting any other recourse rights available to Unbridled, immediately refund to Unbridled the Option Payment.

The terms of the Option are as follows:

1.

to exercise the Option Unbridled will pay Lodge U.S.$50.00 per net mineral acre for any Leases that Unbridled elects, by sending a written notice to Lodge, to acquire;

2.

the Option is exercisable in sole discretion of Unbridled;

3.

the actual purchase and sale of any Leases pursuant to an exercise of the Option by Unbridled will be governed by a written agreement of purchase and sale between Lodge and Unbridled, which agreement(s) will include such representations, warranties, covenants, conditions, indemnifications and agreements customary in similar transactions (each a "Definitive Agreement");

4.

Lodge will retain a 3% Overriding Royalty Interest on the first 10,000 acres leased and a 2% Overriding Royalty Interest on the next 5,000 acres leased, which royalty will be effective as of the date of the applicable Definitive Agreement;

5.

Lodge and Unbridled that they are bound by this Letter Agreement with respect to properties acquired by Unbridled within the AMI as defined above, namely, the Scioto and Pike Counties, Ohio;

6.

If Unbridled or its affiliates intend to acquire any leases within the AMI other than the Leases and other than from Lodge as provided for under this Letter Agreement, then Unbridled will give prior written notice of such intention (including reasonable particulars of the subject lands) to Lodge and, if within 21 business days of Unbridled giving such notice, Lodge:

(a)

responds in writing to Unbridled to advise that Lodge intends expeditiously to pursue the acquisition of such lands and does in fact do so, then Unbridled will not pursue the acquisition of such lands until such time Unbridled, based on reasonable inquiries, has determined that Lodge has ceased to make commercially reasonable efforts to do so; and

(b)

fails to respond in writing to Unbridled to advise that Lodge intends expeditiously to pursue the acquisition of such lands, or does so respond, but fails to in fact expeditiously to pursue the acquisition of such lands, then Unbridled will be free to pursue and complete the acquisition of such lands, and any such lands subsequently acquired by Unbridled will not be otherwise subject to this Letter Agreement;

7.

Lodge hereby grants to Unbridled a right of first refusal to purchase any additional leases (other than the Leases) acquired by Lodge or Lodge's affiliates within the AMI which Unbridled will be entitled to acquire on terms substantially similar to the terms of the proposed Definitive Agreements, provided that the price per net mineral acre payable by Unbridled for any such lands will be at Lodge's cost (land, brokerage, plus maximum U.S.$10 bonus per acre fee to Lodge) and will not exceed U.S.$50 per net mineral acre without both parties approving;

8.

If Unbridled, either directly or through an affiliate, exercises its right of first refusal under paragraph 7 above to acquire additional leases within the AMI, then Unbridled will grant to Lodge a 2% Overriding Royalty Interest on all such leases so acquired within the AMI;

9. Lodge will have an option to purchase up to a 10% working interest in any unconventional gas wells developed by Unbridled on leases acquired by Unbridled within the AMI (the "WI Option"), provided that Lodge must exercise such options by notice in writing to Unbridled after the drilling of the 10th well (10 wells to include, if required based on the assessment of Unbridled's technical personnel, 1 SWD well) and, in each case, within 30 days of Unbridled giving notice to Lodge of the proposed well(s). The terms of the WI Option are as follows:

400 Oil and Gas Building, 309 W 7th Street • Fort Worth, Texas 76102

(a)

Each written notice from Lodge giving notice of its intention to elect to exercise the WI Option must be accompanied by an option payment equal to 10% x U.S.$50 per acre x the actual leased acreage then in the Unbridled land position within the AMI;

(b)

Lodge to have no rights to the first 10 wells;

(c)

Unbridled to have a right for first refusal to purchase Lodge's interest in any wells;

(d)

After election and payment of acreage monies to Unbridled, Lodge will participate in all wells at cost on an IN or OUT basis;

(e)

Unbridled will give notice of proposals to drill a well or groups of wells, provided that each proposal of which Unbridled gives notice in connection with the WI Option will be limited to a maximum of 10 wells;

(f)

Lodge to be allowed 4 Non-elections. Upon the 5th Non-election by Lodge, all rights to the future working interest will be forfeited; and

(g)

any such acquisitions by Lodge will be governed by written agreements between Lodge and Unbridled, which agreement(s) will include such representations, warranties, covenants, conditions, indemnifications and agreements customary in similar transactions;

10.

Each of Unbridled and Lodge will pay all of its respective legal expenses and other costs related to the due diligence investigations and transactions contemplated herein.

11.

Each of Unbridled and Lodge will keep strictly confidential the existence of this Letter Agreement and the subject matter hereof and will not make any disclosure thereof without the prior written consent of the others, except as may be required by any securities commission or stock exchange having jurisdiction over Unbridled or Lodge or as may be required to comply with securities legislation applicable to Unbridled or Lodge. All press releases and other disclosure will be mutually coordinated and any party to this Letter Agreement required to make disclosure as aforesaid will, to the extent reasonably practicable in the circumstances, give the other party reasonable advance notice thereof together with a copy or other particulars of the disclosure intended to be made.

12.

This Letter Agreement will be governed by, and is to be construed and interpreted in accordance with, the laws of Pennsylvania notwithstanding the principles that would otherwise govern the choice of applicable law.

13.

This Letter Agreement may be signed by the parties in one or more counterparts (and delivered by fax), each of which so signed will be deemed to be an original, and such counterparts together will constitute one and the same document.

14.

Lodge acknowledges that Unbridled is a public company listed on the TSX Venture Exchange and, as such, is subject to certain disclosure and filing obligations, this Letter Agreement is subject to acceptance for filing by the TSX Venture Exchange.

400 Oil and Gas Building, 309 W 7th Street • Fort Worth, Texas 76102

15.

Any notice or other communication required or permitted to be given hereunder must be in writing and delivered personally, or sent by facsimile or e-mail, addressed as follows:

If to Unbridled: Attention: Joseph H. Frantz Jr. Fax: 412-366-1504 Email: joe@unbridledenergy.com	with a copy to: Attention: David M. Hunter Fax: 604-646-2634 Email: dmh@bht.com

and if to Lodge: Attention: Mark A. Caffey Fax: 817-348-9768 Email: caffeyma@aol.com	with a copy to: Attention: Marty Oakes Fax: 817-348-9768 Email: moakestcg@aol.com or to such other address or facsimile number as a party hereto may specify by notice in writing given hereunder. Any such notice or other communication, if delivered, will be deemed to have been given when actually received, and, if transmitted by fax or email, will be deemed to have been given on the next business day following the date of transmission.

16.

Neither Unbridled nor Lodge will be permitted to assign its rights under this Letter Agreement, in whole or in part, without the prior written consent of the other, provided that such consent will not be unreasonably or arbitrarily withheld.

17.

Notwithstanding anything to the contrary herein contained, the AMI and the obligations of Lodge and Unbridled relating to or arising out of any new lease acquisitions within the AMI will terminate 3 years from the date of this Letter Agreement. For greater certainty, any leases acquired by such parties prior to the third anniversary of the date of this Letter Agreement will continue to be subject to this Letter Agreement.

This offer is considered null and void if not accepted by Unbridled by December 15, 2006. Until accepted, Lodge reserves the right to withdraw this offer or cancel it at any time.

Should you have any questions regarding this offer, please do not hesitate to contact Lodge.

Agreed and accepted this 14th day of December, 2006